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                                  [LETTERHEAD]

CONFIDENTIAL                                                               COPY

June 18, 1997
Revised: July 16, 1997

Mr. John J. King, II
Chief Operating Officer
Rosetta Biosystems, Inc.
12040 116th Avenue NE
Kirkland, WA 98034

Dear John:

We are pleased to present the following equipment financing proposal to Rosetta Biosystems, Inc.:

BORROWER:         ROSETTA BIOSYSTEMS, INC.

LENDER:           Lease Management Services, Inc.

EQUIPMENT:        A master line of credit for $1 .500, 000 equipment per the attached list, including:

                  GREATER THAN OR EQUAL TO  $795,000 lab & scientific equipment
                  LESS THAN OR EQUAL TO      475,000 computers, furniture,
                                                     phone, network, & similar
                  LESS THAN OR EQUAL TO      230,000 leaseholds, application
                                                     software & similar
                                            --------
                                          $1,500,000

                  Previously-purchased and used equipment may be Included in this line. All equipment is subject to Lender's final approval.

TERM &
PAYMENT: OPTION 1: Forty-two (42) months at 2.630% of equipment cost, payable monthly in advance for each loan schedule, plus a 15% balloon at end of term. [Subject to satisfactory credit review, the balloon may be paid over 9 months at 1,740% per month.]

                  OPTION 2: Forty-eight (48) months at 2.640% of equipment cost, payable monthly in advance for each loan schedule, plus a $1.00 payment at end of term.

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                  OPTION 3: Forty-eight (48) months at 2.579% of equipment cost, payable monthly in advance for each loan schedule, plus a 5% balloon at end of term.

                  The yield in this transaction will be adjusted relative to any increase in comparable term U.S. treasury maturities. The payment factor for each schedule will be set at the time it is documented and will be FIXED for the term. The payment factors above are based on the average of the Federal Reserve 3- and 5-year treasuries (6.09%) for the week ending July11, 1997.

STRUCTURE:        Secured loan, Borrower retains title and keeps depreciation.
                  Borrower will grant Lender a first security interest in the equipment to be financed.

WARRANT: In consideration for this financing, Borrower shall grant to Lender a warrant to purchase Borrower's common or preferred stock. The warrant shall be for 2.5% of equipment cost at Borrower's Series A price of $4.00/share. The warrant will be for the greater of 6,250 shares or the number of shares based pro rate on the actual amount of equipment financed. [For example, if $1,200,000 equipment is financed, the warrant will be for 7,500 shares (i.e. $1.2MM x 2.5% DIVIDED BY $4.00).] The warrant may be exercised by cash or net issue and will include standard, anti-dilution provisions. The exercise period shall end 72 months from the date of Issue.

COVENANT:         No additional collateral will be required except in the event
                  Borrower's unrestricted cash, excluding long-term debt, falls below the appropriate benchmark below. In that event, Borrower will provide to Lender a cash security deposit equivalent to 12.5% of original, aggregate equipment cost, but in no event to exceed the remaining gross receivable.

                  PRE-IPO BENCHMARK: unrestricted cash, excluding long-term debt, must be equal to the greater of $2,000,000 or 6 months' cash needs. ["6 months' cash needs" will be defined as the cash burn for the 3 months just completed, multiplied by a factor of 2.3.]

                  POST-IPO BENCHMARK: unrestricted cash, excluding long-term debt, must be equal to the greater of $5,000,000 or 10 months' cash needs, ["10 months' cash needs" will be defined as the cash burn for the 3 months just completed, multiplied by a factor of 3.6.]

                  Interest will be accrued at 5.0% annually and will be paid with the return of the deposit.


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                  This deposit will be released when Borrower's unrestricted cash, excluding long-term debt recovers and is greater than the appropriate benchmark above for at least one quarter and continues to remain greater. (Or, will be returned immediately if Borrower's new equity or other non-refundable cash is great enough to clearly keep Borrower above the appropriate benchmark for at least three quarters.)

                  Verification of achievement of benchmarks is to be acceptable to Lender. Return of deposits prior to end of term Is contingent upon receipt of all payments and financials to date as agreed, no default under any financial obligation, and no material adverse change.

CONTINGENCIES:

                  1) Standard documentation satisfactory to Borrower and Lender.

                  2) Releases against this credit line are contingent upon Borrower providing evidence of reasonable performance against the 4/7/97 operating plan or subsequent Board-approved plan acceptable to Lender. This credit line, unless extended in writing, expires 7/31/98.

                  3) Throughout the loan term, Borrower will provide monthly financials within 30 days of each month-end, and annually, an audited statement within 90 days of fiscal year end or at such time as Borrower's Board receives the audit. All such financial statements are to be prepared using generally accepted accounting principles.

                  4) Complete equipment specifications are to be provided to Lender before each takedown.

                           Invoices must be less than 45 days old OR refunded within 45 days of credit approval.

                           All equipment is to be located at Borrower's Seattle area facilities unless Lender gives prior approval to do otherwise.

                           Custom equipment; upgrades to equipment to which Lender does not have clear title or first security interest: disposables and "soft costs" such as sales tax, freight, and installation are excluded from this line.

                  5)       Subject to final approval by Lenders Credit
                           Committee.


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                  6)       This is a statement of mutual intent and not an
                           agreement to finance. The terms set forth above are not therefore binding until a loan agreement is executed between Borrower and Lender for specific items of equipment.

COMMITMENT
FEE: $10,000.00 commitment fee. This fee shall be fully credited pro-rata to schedules as financed. All or a portion of said fee will be forfeited if this transaction is approved by Lender and not executed by Borrower as called for in this proposal. However, in the event Borrower uses the line hi good faith but does not use the entire line, then any remaining fee will be applied to any new line agreed to by Borrower and Lender prior to 9/30/98. The entire fee will be returned to Borrower promptly in the event Lender fails to approve this transaction.

If the terms of this proposal meet with your approval, please sign and return with your commitment fee, and we will proceed. Unless previously accepted, this proposal will expire 7/21/97.

We look forward to meeting your equipment financing needs and beginning a mutually rewarding relationship.

Sincerely,                          ACCEPTED:  Rosetta Biosystems, Inc.

/s/ Barbara Kaiser                  By: /s/ John J. King
                                       --------------------------------

Barbara B. Kaiser                   Title: Sr. Vice President & COO
EVP/General Manager                        ----------------------------

                                    Date: 7/21/97
                                          -------
PRICING:
         Option 1:
                    ---
         Option 2:   X
                    ---
         Option 3:
                    ---


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